Exhibit 99.2
S H A R E H O L D E R L E T T E R F I R S T Q U A R T E R 2 0 2 4
R E D W O O D T R U S T

Dear Fellow Shareholders:

Our fourth quarter commentary focused on the actions we took in 2023 to lay the groundwork for our future positioning. We created substantial capital flexibility, built significant inroads with regional banks, and repositioned our balance sheet to take advantage of the increased prominence of private capital in housing finance.

The first quarter of 2024 brought decisive progress, substantiating the impact of our strategies. We delivered strong increases in both GAAP earnings and earnings available for distribution (“EAD”), and higher book value per share. The capital we raised in the fourth quarter was largely deployed into accretive investments and to retire upcoming corporate debt maturities. Residential Consumer lock volumes reached their highest level since the beginning of the Fed tightening cycle, despite multi-decade lows in housing transaction activity. We made significant progress towards the refreshed operating efficiency goals we conveyed to the market in late March. In addition, the successful closing on our partnership with CPP Investments (“CPP”) was an important milestone in the evolution of our business model that we expect to help support our growth in the years to come.

We believe we're at a critical crossroads in how private capital funds homeownership and overall housing investment. Last year, we unveiled a key strategic goal of evolving our investment approach, deploying capital side-by-side with institutional partners while driving organic scale within our operating platforms. We believe this evolution will dramatically evolve our revenue mix over time and deliver differentiated income streams to shareholders. The CPP partnership brings us certainty of capital, more predictable cash flow streams through recurring fee-based income, and helps unlock the operating leverage of our platforms. Overall, the $750 million transaction consists of $500 million of joint venture equity – sized to purchase up to $4 billion of Residential Investor loans – and provides flexible liquidity through a new $250 million secured revolving financing facility, well-suited to address the anticipated growth trajectory for our Residential Consumer business.

The first quarter of 2024 validated the unique opportunity for our Residential Consumer business to drive volumes and profitability amidst persistently higher rates and continued record low housing transaction activity. We locked $1.8 billion of loans during the quarter, a 53% increase from the fourth quarter of 2023. Lock volume was supported by strength in both flow activity from banks and bulk purchases. The business delivered a 17% return on capital on the strength of three accretive securitizations totaling $1.2 billion, a monthly issuance cadence that drives efficient capital turnover at increased volumes. Issuance spreads have continued to tighten and early in the second quarter of 2024 we have already priced our fourth securitization of 2024 at the tightest pricing levels of the year thus far.

Our first quarter jumbo lock volume mix reflected increased wallet share across our network of loan sellers, with bank lock volume higher from the fourth quarter even as overall mortgage production at banks fell. Additionally, we witnessed a doubling of our quarterly lock volume with independent mortgage bankers (“IMBs”), as relationships with these partners provide a longstanding strategic moat for the business that remains critical to growing market share going forward. Of our total lock volume

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This Shareholder Letter contains time-sensitive information and may contain forward-looking statements. The information contained herein is only accurate as of April 30, 2024. We undertake no obligation to update or revise the information contained herein, including forward-looking statements, whether as a result of new information, future events, or otherwise. Additional detail regarding the forward-looking statements in this Shareholder Letter and the important factors that may affect our actual results in 2024 are described at the end of this Shareholder Letter under the heading “Forward-Looking Statements.”

for the quarter, 30% came from bulk acquisitions, an exciting development as our enhanced capital position will allow us to continue to be more aggressive in this channel and pursue larger, seasoned portfolios that complement on-the-run production.

Collectively, these metrics reflect the unique value our franchise brings to both sellers and investors. Though we’d all like to see mortgage rates stabilize, the recent backup in rates has further incentivized banks to work with us. We’ve also observed more banks looking to pursue and demonstrate early compliance with anticipated Basel “endgame” risk-based capital rule changes, a dynamic that supports both increased purchase volumes and other related investment opportunities from our bank partners.

An extended period of higher rates also makes our work offering home equity investment options (“HEI”) through our Aspire platform all the more important. We directly originated our first HEI contracts through Aspire in the first quarter, a significant milestone that we have since built on by growing our geographical footprint to include additional states. As mortgage rates hover well above 7%, the buoyancy of prices for single-family homes has preserved homeowner equity that many are still unable to access, making HEI and other related products all the more critical. While traditional secondary financing products remain an important source of liquidity for consumers, and will remain a focus of ours, they still fall short of addressing the needs for many homeowners. Additionally, we expect to continue differentiating both our HEI and traditional home equity products with structures that reflect the needs of today’s consumers.

Within our Residential Investor platform, our priorities remain prudently growing top-line revenue, proactively managing credit risk, and returning the business to sustained profitability. For the first quarter, we funded $326 million of loans, effectively flat from fourth quarter volumes. Revenue margins and segment profitability improved quarter over quarter, driven by tightening securitization spreads. Volume trends picked up later in the first quarter, and given recent volatility in benchmark interest rates, we built important momentum in less rate-sensitive products, including single-asset bridge loans. We enter the second quarter with a growing pipeline, as more borrowers come to accept the current rate environment and lock in coupons. However, pullthrough volumes in our term business remain particularly susceptible to rate volatility, as the cost of long-term debt is a key element for sponsors of stabilized projects.

Distribution channels for our Residential Investor loans remain open and are benefiting from a firmer overall market tone. First quarter bridge production was largely distributed into our Oaktree joint venture and our three revolving bridge securitizations. With the CPP partnership in place, we are finalizing warehouse financing for the joint venture and expect to begin selling both bridge and term loan production to this new vehicle in the second quarter.

Delinquencies within our term and bridge loan portfolios remained stable quarter over quarter and we have continued to emphasize disciplined underwriting and product selection. Since late 2022, our Residential Investor production mix has remained predominantly focused on single-family loans where credit fundamentals remain strong, a trend we are also seeing in our investment portfolio where delinquencies in our re-performing loan (“RPL”) portfolio have hit three-year lows and LTVs have moved steadily lower.

As we reflect on the recent 30th anniversary since our founding, our Investor Day in mid-March provided a forum to highlight the important role we’ve played in supporting the housing market over that span. We have grown and institutionalized products that others thought would never scale, and we have re-opened securitization markets after several crises when others lacked conviction. Through it all, we have maintained an unwavering commitment to upholding our corporate mission and values. As we ponder the next 30 years in a time where access to quality housing has never been further out of reach for many American households, we plan to continue playing a key role in supplying capital to underserved parts of the housing market, particularly areas that government loan programs don’t adequately reach.

Thank you for your continued support,

Christopher J. Abate	Dashiell I. Robinson	Brooke E. Carillo
Chief Executive Officer	President	Chief Financial Officer

Note to Readers
We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings, our Redwood Review presentation and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). These documents, as well as information about our business and a glossary of terms we use in this and other publications, are available through our website, www.redwoodtrust.com. We encourage you to review these documents. Within this document, in addition to our GAAP results, we may also present certain non-GAAP measures. When we present a non-GAAP measure, we provide a description of that measure and a reconciliation to the comparable GAAP measure within the Non-GAAP Measures section of the Endnotes to the Redwood Review, which can be found on our website, www.redwoodtrust.com, under “Financials” within the “Investor Relations” section. References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc., and its consolidated subsidiaries. Note that because we generally round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “first quarter” refer to the quarter ended March 31, 2024, the “fourth quarter” refer to the quarter ended December 31, 2023, and the “second quarter” refer to the quarter ended June 30, 2024, unless otherwise specified.

Cautionary Statement; Forward-Looking Statements
This shareholder letter may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” "could" and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Statements regarding the following subjects, among others, are forward-looking by their nature: statements we make regarding Redwood's business strategy and strategic focus, statements related to our financial outlook and expectations for 2024 and future years, statements related to evolving our investment approach and revenue mix, statements regarding our partnership with CPP Investments, including the joint venture’s levered loan purchase capacity of up to $4 billion and our expectation to begin selling bridge and term loan production to the joint venture in the second quarter, and opportunities for our residential consumer and residential investor mortgage banking businesses. Additional detail regarding the forward-looking statements in this shareholder letter and the important factors that may affect our actual results in 2024 are described in the Redwood Review under the heading “Forward-Looking Statements,” which can be found on our website, www.redwoodtrust.com, under “Financials” within the “Investor Relations” section.